FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                  INITIAL STATEMENT OF                |_____________________|
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person

      Snap-on Incorporated

 _________________________________________________________________________
        (Last)                      (First)                    (Middle)

      10801 Corporate Drive

 _________________________________________________________________________
                                   (Street)

      Kenosha,                      Wisconsin                     53141-1430

 _________________________________________________________________________
        (City)                      (State)                      (Zip)

 ___________________________________________________________________________
 2. Date of Event Requiring Statement (Month/Day/Year)

      06/01/1998
 ___________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

      39-0622040
 ___________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol

      Hein-Werner Corporation "HNW"
 ___________________________________________________________________________
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (  ) DIRECTOR
  (X ) 10% OWNER
  (  ) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)
  _____________________________________

 ___________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ___________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     ___ FORM FILED BY ONE REPORTING PERSON
      X  FORM FILED BY MORE THAN ONE REPORTING PERSON

 ===========================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 _____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT   |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNER-SHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)           |
 |                    |   OWNED       |   OR INDIRECT|                        |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                        |
 |                    |               |   5)         |                        |
 |____________________|_______________|______________|________________________|

 Common Stock, par        2,737,030      I
 value $1.00 per share

 ===========================================================================
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                          Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________        _______________________________
                 Title                         Amount of Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
    5)

 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


 ===========================================================================

    EXPLANATION OF RESPONSES:






    /s/ Susan F. Marrinan                         07/22/1998
    _______________________                    _______________________
    Snap-on Incorporated                           DATE
      By:    Susan F. Marrinan
      Title: Vice President, General Counsel
             and Secretary

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ===========================================================================

  FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                  INITIAL STATEMENT OF                |_____________________|
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person

      Nu-Tech Industries, Inc. (Snap-on Incorporated is the designated filer)

 _________________________________________________________________________
        (Last)                      (First)                    (Middle)

      10801 Corporate Drive

 _________________________________________________________________________
                                   (Street)

      Kenosha,                      Wisconsin                     53141-1430

 _________________________________________________________________________
        (City)                      (State)                      (Zip)

 ___________________________________________________________________________
 2. Date of Event Requiring Statement (Month/Day/Year)

      06/01/1998
 ___________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ___________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol

      Hein-Werner Corporation "HNW"
 ___________________________________________________________________________
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (  ) DIRECTOR
  (X ) 10% OWNER
  (  ) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)

  _____________________________________
 ___________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ___________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     ___  FORM FILED BY ONE REPORTING PERSON
     X    FORM FILED BY MORE THAN ONE REPORTING PERSON

 ===========================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 _____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |____________________|_______________|______________|_______________________|

 Common Stock, par        2,737,030      D
 value $1.00 per share


 ===========================================================================
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                          Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________        _______________________________
                 Title                         Amount of Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
    5)

 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


 ===========================================================================

    EXPLANATION OF RESPONSES:






    /s/ Susan F. Marrinan                              07/22/1998
    _______________________                         ______________________
    Nu-Tech Industries, Inc.                            DATE
      By:    Susan F. Marrinan
      Title: Secretary

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ===========================================================================